Exhibit 21.1

SUBSIDIARIES OF

RICHFIELD OIL & GAS COMPANY

COMPANY	JURISDICTION
Hewitt Energy Group, Inc.	Texas
HR Land Group, LLC	Utah
Hewitt Operating, Inc.	Utah